Exhibit 3.1

AMENDMENT TO THE BYLAWS OF

CITIZENS COMMUNITY BANCORP, INC.

Effective as of June 10, 2021, the Board of Directors of Citizens Community Bancorp, Inc. (the “Corporation”) hereby amends ARTICLE I - STOCKHOLDERS, Section 10 – CONTROL SHARE ACQUISITION ACT of the Bylaws of the Corporation and restates such Section in its entirety as follows:

Section 10. CONTROL SHARE ACQUISITION ACT.

Notwithstanding any other provision of the Charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the MGCL or any successor statute (the “Control Share Acquisition Act”) shall not apply to any acquisition by any person (as defined in the MGCL) of shares of stock of the Corporation. This Section 10 may be repealed, in whole or in part, at any time, whether before or after an acquisition of Control Shares (as defined in the Control Share Acquisition Act) and, upon such repeal, the Control Share Acquisition Act may, to the extent provided by any successor bylaw, apply to any prior or subsequent Control Share Acquisition (as defined in the Control Share Acquisition Act).